Exhibit 99

                 [LETTERHEAD OF FRANCHISE CAPITAL CORPORATION]



                                December 16, 2005

                              VIA ELECTRONIC FILING



Frank J. Donaty, Jr.
Assistant Director
Office of Disclosure & Review
Securities & Exchange Commission
Washington, D.C.  20549

     Re: Franchise Capital Corporation (the "Company")
         File Numbers:        814-00692 and 095-00238
         Formerly known as:   BGR Corporation

Dear Mr. Donaty:

     This letter responds to your letter of November 22, 2005 (the "Letter"), which followed up on a telephone conference of November 15, 2005, where the staff of the Securities & Exchange Commission (the "Staff") raised a number of regulatory and disclosure issues regarding the Company's obligations under, and compliance with, certain provisions of the federal securities laws and the rules thereunder, as well as with Article 6 of Regulation S-K and Generally Accepted Accounting Principals ("GAAP"). In a telephone conference with me on December 6, 2005, Mr. Kevin Rupert afforded us until today, December 16, 2005, to provide this letter that is being filed on EDGAR.

     CESSATION OF OFFERING. As suggested in your Letter, we confirm that the Company has ceased selling shares, and will not, under any circumstances, sell shares using the Company's amended Form 1-E filed on October 19, 2005 (the "1-E/A") until the Company has taken all appropriate corrective action and made related disclosures to bring the Company in compliance with applicable securities laws, rules and regulations. The Company confirms that no shares were sold under any Form 1-E after September 2005.

     CORRECTING DISCLOSURES. The Company acknowledges that the 1-E/A contained materially deficient financial statements (audited and unaudited). The Company is working as rapidly as is prudent to correct these financial statements, as well as any other of its financial statements that our independent auditor may deem to be deficient. We are also working to correct and expand disclosures made

Frank J. Donaty, Jr.
December 16, 2005
Page 2


in previous filings. The necessary work to complete these corrected financial statements and disclosures is not yet finished.

     INCORRECT LAW FIRM REFERENCE. Item 4 of the 1-E/A stated that Titus, Brueckner & Berry of Scottsdale, Arizona, was special securities counsel for the issuer with respect to the offering. That reference was incorrect. Titus, Brueckner & Berry, P.C. had no role in the preparation or filing of the 1-E/A, or any other aspect of that offering.

     CREATIVE EATERIES TRANSACTION. The Company has reviewed the fair value analysis of the portfolio company, Creative Eateries, Inc. and agrees that there are problems with the valuation used. The Company is preparing an accurate fair value analysis with full disclosures. The Company is actively discussing the relevant issues with its accountants and advisers, and will include appropriate corrected information in its amended filings. Our discussions have included possible rescission or restructuring of that transaction.

     ELIMINATION OF CERTAIN PREFERRED STOCK RIGHTS. The Company, with the approval of its preferred shareholders, has amended its certificate of designation to eliminate all conversion rights of its preferred stock and to eliminate the preferential treatment afforded the preferred stock in a capital restructuring. Further, the holders of the preferred stock agreed to a retroactive adjustment to their preferred stock holdings such that all shares of preferred stock were reverse split on a 1:10 basis corresponding to the reverse split of the Company's common stock in January 2005. Accordingly, the Company now believes that its preferred stock complies with provisions of the 1940 Act. Disclosures regarding the status of the preferred stock and the previous violations of the Act relating to such preferred stock, as well as the corrective action that has been taken, will be added to the Company's amended disclosures.

     ISSUANCE OF PREFERRED STOCK FOR SERVICES. With respect to the issuance of preferred stock for services, the Company issued certain preferred stock for services prior to the Company's decision to become regulated under the Investment Company Act of 1940, and the services for which the preferred stock was issued were performed prior to any such decision. The Company believes that the issuance of preferred stock at that time did not violate any securities laws. The Company will revise footnote disclosure in amended financial statements to more clearly demonstrate the timing of these transactions.

     CONVERTIBLE DEBENTURE FINANCINGS. The Company acknowledges the Staff's concerns regarding the issuance of the convertible debentures and possible violations of Section 61 of the 1940 Act. The Company has ceased the issuance of any such debentures, and intends to add disclosures in amended filings and financial statements clearly disclosing the circumstances surrounding the issuance of convertible debentures and their subsequent conversion into common stock, including the Staff's position that the issuance and conversion violated
Section 61 of the 1940 Act. The Company has attempted to restructure this transaction, but has been unable thus far to work with the debenture holders and amend the terms into a structure and format that complies with the capital requirements of the 1940 Act.

Frank J. Donaty, Jr.
December 16, 2005
Page 3


     CORRECTIVE STEPS BEING TAKEN. Among the steps being taken by the Company to bring it into compliance with applicable securities laws and regulations, it intends to:

     * File an amended Annual Report on Form 10-K/A for the year ended June 30, 2005 that fully complies with Regulation S-K;

     * File amended Quarterly Reports on Forms 10-Q/A for the periods ended December 31, 2004, March 31, 2005 and September 30, 2005 that fully comply with Regulation S-K; and.

     *    File Current Reports on Form 8-K as may be appropriate.

     ACKNOWLEDGMENTS. The Company acknowledges that:

     * It is responsible for the adequacy and accuracy of the disclosure in all of its filings with the Commission;

     * Staff comments or changes to disclosures in response to Staff comments in any filings reviewed by the Staff do not foreclose the Commission from taking any action with respect to those filings; and

     * The Company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

     The Company believes that this letter responds as fully as practicable to comments received from the Staff, and undertakes to correct all deficient Company filings. If you have additional comments, please respond directly to the writer at (480) 355-8142.

                                       Respectfully submitted,

                                       FRANCHISE CAPITAL CORPORATION



                                       /s/ Edward C. Heisler
                                       -------------------------------
                                       Chief Executive Officer

cc: James Campbell
    Kevin Rupert
    Sheila Stout
    Charles R. Berry
    Mark Weber